UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 22, 2016

GelTech Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52993	56-2600575
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1460 Park Lane South, Suite 1

Jupiter, Florida 33458

(Address of Principal Executive Office) (Zip Code)

(561) 427-6144

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On January 22, 2016, GelTech Solutions, Inc. (“GelTech”) extended all of the outstanding warrants (3,968,258) set to expire in 2016 by 12 months. The warrants have an average exercise price of $1.94 per share. Of the warrants extended, approximately 2.4 million are owned by GelTech’s president and a director. All of the warrants were issued without registration under the Securities Act of 1933 in reliance upon the exemption provided in Section 4(a)(2) and Rule 506(b) thereunder.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 25, 2016, the Board of Directors of GelTech approved a change in the fiscal year end from June 30th to December 31st, effective immediately.  GelTech believes this change will provide numerous benefits, including aligning its reporting periods to be more consistent with the U.S. fire season and improving comparability between periods. GelTech anticipates reporting the July 1, 2015 to December 31, 2015 transition period on a Form 10-K.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On January 22, 2016, GelTech held its 2016 annual shareholders’ meeting and the results of each of the proposals are listed below.

Proposal	For	Against	Withheld	Abstain	Broker Non-Vote
(1) To elect the following as directors:
Peter Cordani	28,169,938		130,243		11,018,585
Michael Becker	27,435,302		864,879		11,018,585
David Gutmann	28,125,963		174,218		11,018,585
Leonard Mass	27,464,452		835,729		11,018,585
Phil O’Connell, JR.	27,462,802		837,379		11,018,585
Neil Reger	28,155,788		144,393		11,018,585

(2) To increase the authorized shares of common stock to 150 million shares	37,113,246	2,194,629		10,891

(3) To ratify the appointment of GelTech’s independent registered public accounting firm for Fiscal 2016.	39,107,955	176,440		34,371

At the meeting there were 48,812,623 shares entitled to vote and 39,318,766 shares (80.55%) were represented in person or by proxy.  Immediately following the annual meeting, GelTech’s Board of Directors was comprised of all of the nominees listed above.  All of the proposals were approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GELTECH SOLUTIONS, INC.

January 26, 2016	By:	/s/ Michael Hull
Michael Hull, Chief Financial Officer